Exhibit 99.1

Customers Bancorp, Inc.
701 Reading Avenue
West Reading, PA 19611
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Sam Sidhu, President 484-744-8985
Carla Leibold, CFO 484-923-8802

Customers Bancorp Reports Record Third Quarter 2021 Results
Net Income of $110.2 million, or $3.25 Per Diluted Share,
Up 120% Over Q3 2020
ROAA of 2.33% and ROCE of 40.82%
 Tangible Book Value Increased 35% Over Q3 2020
Customers Bank Instant Token (CBIT) for Real-Time Blockchain Payments
Launched October 2021 Attracting $1.5 billion in Deposits

•Q3 2021 net income available to common shareholders was $110.2 million, or $3.25 per diluted share, up 120% over Q3 2020.
•Q3 2021 core earnings (a non-GAAP measure) were $113.9 million, or $3.36 per diluted share, up 178% over Q3 2020.
•Q3 2021 ROAA was 2.33% and Core ROAA (a non-GAAP measure) was 2.35%. Q3 2020 ROAA was 1.12% and Core ROAA (a non-GAAP measure) was 0.93%.
•Q3 2021 ROCE was 40.82% and Core ROCE (a non-GAAP measure) was 42.16%. Q3 2020 ROCE was 23.05% and Core ROCE (a non-GAAP measure) was 18.82%.
•Adjusted pre-tax pre-provision net income (a non-GAAP measure) for Q3 2021 was $167.2 million, an increase of 161% over Q3 2020. Q3 2021 adjusted pre-tax pre-provision return on average assets (a non-GAAP measure) was 3.36% compared to 1.43% for Q3 2020.
•Net interest income for Q3 2021 grew $81.1 million, or 58.5%, over Q2 2021 and $112.5 million, or 104.7%, over Q3 2020.
•Q3 2021 net interest margin (a non-GAAP measure) increased to 4.59% from 2.98% in Q2 2021. Q3 2021 net interest margin, excluding the impact of Paycheck Protection Program ("PPP") loans (a non-GAAP measure), was 3.24%. Significant excess cash balances resulting from strong deposit growth negatively impacted net interest margin by about 16 basis points.
•Non-interest bearing deposits increased $2.3 billion, or 84%, in Q3 2021, of which $1.5 billion was driven by new CBIT customers on the TassatPay real-time blockchain payments platform which launched in October 2021.
•Total deposits increased $6.1 billion, or 56.6% year-over-year, which included a $5.3 billion, or 115.2%, increase in demand deposits. The total cost of deposits dropped 25 basis points from the year-ago quarter. Total deposits increased $3.1 billion, or 22.3%, over Q2 2021, with $1.5 billion coming from CBIT related deposits.
•Commercial and industrial ("C&I") loans increased $417.9 million, or 19%, year-over-year, and consumer installment loans increased $390.7 million, or 32% year-over-year.
•Purchased $529 million PPP loan portfolio from global fintech in September 2021 at a discount further increasing deferred revenue recognition in future quarters.
•Achieved $1 billion in direct Customers Bank personal loan originations, all executed digitally.

•Technology-led loans sales in Consumer and SBA Groups resulted in consumer loan gains of $4.0 million and SBA gains of $1.3 million in Q3 2021, bringing YTD September 2021 consumer loan gains to $4.5 million and YTD September 2021 SBA gains to $4.3 million. Expect recurring gain on sale strategy to continue over the next several quarters.
•Redeemed all outstanding shares of our Series C and Series D Preferred Stock on September 15, 2021.
•Adopted a one-year common stock repurchase program to repurchase up to 3.2 million shares, of which approximately 167,000 shares have been repurchased to date.
•Added four commercial teams, including one new geography in North Carolina; three new verticals in Digital Asset Banking, Technology and Venture Capital Banking and Financial Institutions Group in Q3 2021; YTD 2021 includes four new market expansions and four new verticals.
•Q3 2021 efficiency ratio was 33.42% compared to 46.76% for Q3 2020. Q3 2021 core efficiency ratio was 30.36% compared to 46.10% in Q3 2020 (non-GAAP measures).
•Q3 2021 provision for credit losses on loans and leases was $13.2 million compared to $3.3 million in Q2 2021. At September 30, 2021, the coverage of credit loss reserves for loans and leases held for investment, excluding PPP loans (a non-GAAP measure), was 1.65% compared to 1.61% at June 30, 2021.
•Non-performing assets were 0.27% of total assets at September 30, 2021 compared to 0.34% at September 30, 2020. Allowance for credit losses equaled 253% of non-performing loans at September 30, 2021, compared to 245% at September 30, 2020.
•Total deferments declined to $80.1 million, or 0.8% of total loans and leases excluding PPP loans (a non-GAAP measure) at September 30, 2021, down from $98.2 million, or 0.9% of total loans and leases excluding PPP loans (a non-GAAP measure) at June 30, 2021.

West Reading, PA, October 27, 2021 - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively "Customers" or "CUBI"), today reported third quarter 2021 ("Q3 2021") net income to common shareholders of $110.2 million, or $3.25 per diluted share, significantly up from second quarter 2021 ("Q2 2021") net income to common shareholders of $58.0 million, or $1.72 per diluted share. Core earnings for Q3 2021 totaled $113.9 million, or $3.36 per diluted share compared to Q2 2021 core earnings of $59.3 million, or $1.76 per diluted share (non-GAAP measures). Adjusted pre-tax pre-provision net income was $167.2 million for Q3 2021 compared to $86.5 million for Q2 2021 (non-GAAP measures). Net interest margin, tax equivalent ("NIM") increased to 4.59% for Q3 2021 from 2.98% in Q2 2021.

“This quarter's results mark a milestone in our company's history, with more income earned in a single quarter than any of our previous full-year earnings,” remarked Customers Bancorp Chairman and CEO, Jay Sidhu. “Our organic growth rates remain remarkable, with our C&I loans growing 19% year-over-year, consumer installment loans growing 32%, and non-interest bearing deposits growing 113%. In addition, we funded, either directly or indirectly, about 347,000 PPP loans totaling $10 billion, helping those businesses deal with adversities related to the pandemic with most of them thriving today. We also earned $346 million of deferred origination fees from the SBA through the PPP loans and we could not be prouder of our participation in and execution of this program. As demonstrated this quarter, the recognition of the deferred fees is significantly accretive to our earnings and capital levels as these loans are forgiven by the government. We also recently launched a blockchain-based real time payments token that will immediately begin serving a growing array of B2B clients who want the benefit of instant payments, which is expected to significantly enhance our core low-to-no cost deposit franchise. This combined with our market expansion plans, new teams and lending verticals, and strong pipeline leave us very well positioned to support future growth. We remain optimistic about our future,” Mr. Sidhu concluded.

Launch of Customers Bank Instant Token (CBIT)

“We are thrilled to announce that CBIT on the TassatPay payments platform went live on October 18, 2021. We received $1.5 billion in new non-interest bearing demand deposits as of September 30, 2021 and are very pleased with meeting the needs of our business clients through this block-chain based payment processing system. We not only developed and implemented this new technology, in partnership with TassatPay, in record time, but did so following a very thorough strategic initiative process," commented Mr. Sidhu. "We believe our technology, compliance and customer service and support systems are among the best in the country," concluded Mr. Sidhu.

As of September 30, 2021, $1.5 billion in non-interest bearing demand deposits have been attracted to the Bank through this system. We expect these deposits to grow modestly over the next few quarters, giving us an opportunity to transform our deposits into high quality, low-to-no cost, stable and growing deposit franchise.

Recruitment of New Commercial Teams

To further build out our franchise and support the growth of our business banking initiatives, we are pleased to announce the onboarding of a new expansion market (North Carolina) and three new commercial verticals (Digital Asset Banking, Technology and Venture Capital Banking and Financial Institutions Group). In addition to the teams onboarded this quarter and year to date (Florida, Texas, Harrisburg and Fund Finance), we have several teams currently in the recruitment pipeline. “Our strategy of high tech supported by high touch private banking teams has proven to be a superior business model and growth strategy. The success of our commercial team recruitment to date has given us the confidence to continue to advance the strategy allowing us to deploy the low-to-no-cost deposits we are generating. This is resulting in optimism for future earnings and continued shareholder value creation,” commented Mr. Sidhu.

Key Balance Sheet Trends

Commercial and industrial loans and leases increased $417.9 million to $2.6 billion, commercial real estate owner occupied loans increased $98.4 million to $656.0 million, consumer installment loans increased $390.7 million to $1.6 billion and construction loans increased $75.6 million to $198.6 million. These increases in loans and leases were partially offset by planned decreases in multi-family loans of $563.1 million to $1.4 billion, commercial real estate non-owner occupied loans of $89.2 million to $1.1 billion and residential mortgages of $83.0 million to $260.8 million. “Looking ahead, we see continued growth in core C&I and consumer loans offsetting the continued expected seasonal and yield curve related decreases in loans to mortgage companies at the end of this year," stated Mr. Sidhu.

Total loans and leases decreased $1.1 billion, or 6.6%, to $15.5 billion at September 30, 2021 compared to the year-ago period. As expected, commercial loans to mortgage companies declined $1.3 billion to $2.6 billion compared to the year-ago period. PPP loans were $5.0 billion at September 30, 2021, relatively unchanged from the year-ago period, driven by $4.7 billion in originations and purchases from the latest round of PPP loans, offset by $4.7 billion in forgiveness, repayments and associated net deferred fees from the new round and earlier rounds of PPP loans. Excluding PPP loans and commercial loans to mortgage companies, total loans and leases increased $238.4 million, or 3.1%, as the loan mix continued to improve year-over-year.

Total deposits increased $6.1 billion, or 56.6%, to $17.0 billion at September 30, 2021 compared to the year-ago period. Total demand deposits increased $5.3 billion, or 115.2%, to $10.0 billion, money market deposits increased $1.0 billion, or 25.5%, to $5.1 billion, and savings deposits increased $136.7 million, or 11.6%, to $1.3 billion. These increases were offset, in part, by a decrease in time deposits of $379.3 million, or 39.0%, to $593.1 million. The total cost of deposits declined by 25 basis points to 0.42% in Q3 2021 from 0.67% in the year-ago quarter. "Our current spot cost of deposits is approximately 32 basis points and we expect our deposit costs to be below 30 basis points by December 31, 2021, a dramatic improvement in our deposit franchise," stated Mr. Sidhu.

Other borrowings increased $99.2 million to $223.2 million at September 30, 2021 compared to the year-ago period from the issuance of our 2.875% fixed-to-floating rate senior notes, the proceeds of which were used to redeem all outstanding shares of our Series C and Series D Preferred Stock.

Very Strong Growth in Tangible Common Equity and Tangible Book Value Per Share

Customers experienced significant improvements in regulatory capital ratios in Q3 2021 as compared to a year ago. Customers Bancorp's tangible common equity (a non-GAAP measure) increased by $323.1 million to $1.1 billion at September 30, 2021 from $819.6 million at September 30, 2020, and the tangible book value per common share (a non-GAAP measure) increased to $35.12 at September 30, 2021 from $25.97 at September 30, 2020, an increase of 35.2%. Customers remains well capitalized by all regulatory measures.

At the Customers Bancorp level, the total risk based capital ratio (estimate) and tangible common equity to tangible assets ratio ("TCE ratio"), excluding PPP loans (a non-GAAP measure), were 13.4% and 8.1%, respectively, at September 30, 2021. At June 30, 2021, Customers Bancorp's total risk based capital ratio and TCE ratio, excluding PPP loans (a non-GAAP measure), were 13.3% and 7.7%, respectively.

Loan Portfolio Management During the COVID-19 Crisis

Over the last decade, Customers has developed a suite of commercial and retail loan products with one particularly important common denominator: relatively low credit risk assumption. The Bank’s C&I, mortgage warehouse, specialty finance lines of business, and multi-family loans for example, are characterized by conservative underwriting standards and low loss rates. Because of this emphasis, the Bank’s credit quality to-date has been healthy despite a highly adverse economic environment. Maintaining strong asset quality also requires a highly active portfolio monitoring process. In addition to frequent client outreach and monitoring at the individual loan level, Customers employs a bottom-up data driven approach to analyze its commercial portfolio.

Strong commercial loan portfolio with very low concentration in COVID-19 impacted industries and CRE
•Total commercial deferments declined to $73.4 million, or 0.7% of total loans and leases, excluding PPP loans (a non-GAAP measure), at September 30, 2021, down from $89.8 million, or 0.8% of total loans and leases, excluding PPP loans, at June 30, 2021. Customers' commercial deferments peaked at about $1.2 billion in July 2020.
•Exposure to industry segments significantly impacted by COVID-19 is not substantial. At September 30, 2021, Customers had $83.2 million in energy and utilities exposure (with no deferments); $62.0 million in colleges and universities (with no deferments); $62.8 million in CRE retail sales exposure (mostly auto sales; with no deferments); $45.6 million in franchise restaurants and dining (with no deferments); and $23.8 million in entertainment only businesses (with no deferments).
•At September 30, 2021, the hospitality portfolio was $397.2 million, or 3.8% of total loans and leases, excluding PPP loans (a non-GAAP measure), with $59.2 million in deferment. Approximately 80% ($317.7 million) represents “flagged” facilities, with the majority of the non-flagged being high-end destination hotels in Cape May (NJ), Avalon (NJ), and Long Island (NY). We believe the majority of the hotels have sufficient cash resources to get through the COVID-19 crisis.
•At September 30, 2021, the healthcare portfolio was approximately $420.6 million, comprised predominantly of skilled nursing, which has been deemed an essential business and through a number of federal and state actions has been provided immunity from liability for COVID-19 related deaths. No deferments have been requested and there are no delinquencies.
•The multi-family portfolio is highly seasoned, with a weighted average loan to value of 61.7% as of quarter-end. 54.3% of the portfolio was in New York City, of which 70.6% was in rent controlled/regulated properties. As of September 30, 2021, no deferments have been requested.
•At September 30, 2021, investment CRE had a weighted average loan to value of 62.9%, with approximately 48.1% of the portfolio housed in New York, Philadelphia and surrounding markets. As of September 30, 2021, none of the portfolio was on deferment.

Consumer installment, mortgage and home equity loan portfolios continue to perform well
•Total consumer-related deferments declined to $6.7 million, or 0.1% of total loans and leases, excluding PPP loans (a non-GAAP measure), at September 30, 2021, down from $8.4 million at June 30, 2021.
•The $1.6 billion consumer installment loan portfolio outperformed industry peers with deferments dropping to 0.26% and 30+ day delinquency at only 0.80%. Strong credit quality (avg. FICO at origination: 740), low concentration in at-risk job segments, and outstanding performance of CB Direct originations have resulted in solid results through the end of Q3 2021.
•The consumer installment portfolio has been managed to moderate growth and strengthening credit quality, by replacing run-off with CB Direct originations with higher FICO scores.

Key Profitability Trends

Net Interest Income

Net interest income totaled $219.9 million in Q3 2021, an increase of $81.1 million from Q2 2021, primarily due to a $334.8 million net increase in average interest-earning assets and a decrease in the cost of interest-bearing liabilities. Interest-earning asset growth was driven by increases in commercial and industrial loans, consumer loans and the purchases of PPP loans, offset by PPP loan forgiveness from the first two rounds and the latest round, which accelerated the recognition of net deferred loan origination fees, and decreases in commercial loans to mortgage companies and multi-family loans. Compared to Q2 2021, total loan yields increased 197 basis points to 5.71%. The increase is attributable to increased forgiveness of PPP loans and higher yields on C&I loans. Total borrowing costs increased by 12 basis points to 0.89% primarily due to the issuance of fixed-to-floating rate senior notes, the proceeds of which were used to redeem all outstanding shares of our Series C and Series D preferred stock offset by less reliance on borrowings due to higher deposits including the repayment of the FRB PPP Liquidity Facility, costing 0.35%. "As we've stated previously, it is difficult to predict net interest income in future periods because the timing of PPP forgiveness results in the accelerated recognition of net deferred fees and also affects the amount of net interest income expected to be earned while the PPP loans are held on our balance sheet," commented Mr. Sidhu.

Provision for Credit Losses

The provision for credit losses on loans and leases in Q3 2021 was $13.2 million, compared to a $3.3 million provision in Q2 2021. The provision in Q3 2021 was primarily to support continued growth in CB Direct consumer installment loan originations. The allowance for credit losses on loans and leases represented 1.65% of total loans and leases receivable, excluding PPP loans (a non-GAAP measure) at September 30, 2021, compared to 1.61% at June 30, 2021 and 2.02% at September 30, 2020. Customers' non-performing loans at September 30, 2021 were only 0.34% of total loans and leases, an improvement from 0.38% at September 30, 2020.

Non-Interest Income

Non-interest income totaled $25.6 million for Q3 2021, an increase of $8.8 million compared to Q2 2021. A technology-led new initiative for selling excess consumer installment loans into securitizations was launched earlier this year. This resulted in a $4.0 million gain on sale in Q3 2021, bringing YTD September 2021 consumer loan gains to $4.5 million. The SBA gains were $1.3 million in Q3 2021, bringing the YTD September 2021 SBA gains to $4.3 million. "We will continue to grow this initiative," commented Mr. Sidhu. The $6.1 million of gains realized from the sale of investment securities were used to offset a $6.2 million make-whole fee paid to a single high-cost deposit customer in Q3 2021.

Non-Interest Expense

The management of non-interest expenses remains a priority at Customers. However, this will not be at the expense of not making adequate investments with new technologies. Our Q3 2021 normalized expenses were about unchanged over Q2 2021, although our financial statements show an increase of $9.2 million compared to Q2 2021. The increase was primarily due to over $8.0 million of certain one-time or other transitory items including a $6.2 million make-whole fee paid to a single high-cost deposit customer, a litigation settlement amount of $1.2 million, and $0.6 million of increased outside service expense to assist with the PPP forgiveness process, and higher technology and servicing-related expenses of $1.7 million and a $0.6 million increase in the provision to credit losses for unfunded commitments. These increases were offset in part by a net decrease of $1.8 million in salaries and employee benefits primarily resulting from approximately $2.5 million of compensation expense associated with an executive's retirement and other one-time benefits in Q2 2021.

Taxes

Income tax expense from continuing operations increased by $16.2 million to $36.3 million in Q3 2021 from $20.1 million in Q2 2021 primarily due to an increase in projected pre-tax income from continuing operations. The effective tax rate from continuing operations remained relatively constant at approximately 24%. Customers expects the full-year 2021 effective tax rate from continuing operations to be approximately 20% to 25%.

Net Loss From Discontinued Operations

The divestiture of BankMobile Technologies, Inc. was completed on January 4, 2021, and its historical financial results are presented as discontinued operations.

Outlook

“Looking ahead, we are very optimistic about the prospects of our company. The best in class tech agility of Customers Bancorp has allowed us to be a major participant in the PPP program and to incubate new lines of businesses that leverage our fintech relationships. We recently launched a private real-time, blockchain-based B2B payments platform with integration of digital and legacy payment rails. The platform will deliver enhanced payments functionality for our business clients and is expected to generate additional deposit growth in targeted niches, such as real estate, monetary and currency exchanges and institutional investments. We've achieved significant accretion in our capital levels over the past 12 months and our credit quality is expected to remain in line with or better than peers. The financial benefits of PPP aside, we project our recurring core earnings power to be $4.00 in 2021; $4.75 - $5.00 in 2022, an increase of 20% - 25% over 2021 core earnings; and we expect to achieve $6.00 in core EPS even sooner than the guidance we had provided for 2025,” concluded Mr. Sidhu.

Webcast

Date:            Thursday, October 28, 2021
Time:            9:00 AM EDT
The live audio webcast, presentation slides, and earnings press release will be made available at https://www.customersbank.com/investor-relations/ and at the Customers Bancorp 3rd Quarter Earnings Webcast.

You may submit questions in advance of the live webcast by emailing Customers' Communications & Marketing Director, David Patti at dpatti@customersbank.com; questions may also be asked during the webcast through the webcast application.

The webcast will be archived for viewing on the Customers Bancorp Investor Relations page and available beginning approximately two hours after the conclusion of the live event.

Institutional Background

Customers Bancorp, Inc. (NYSE:CUBI) is a bank holding company located in West Reading, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank, a full-service bank with $19.1 billion in assets at September 30, 2021. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking and lending services to small and medium-sized businesses, professionals, individuals and families. Services and products are available wherever permitted by law through mobile-first apps, online portals, and a network of offices and branches. Customers Bank provides blockchain-based digital payments via the Customers Bank Instant Token (CBIT) which allows clients to make real-time payments in US dollars, 24 hours a day, 7 days a week, 365 days a year.

“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: the adverse impact on the U.S. economy, including the markets in which we operate, of the coronavirus outbreak, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan and lease portfolio, the market value of our investment securities, the demand for our products and services and the availability of sources of funding; the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that affect market interest rates and the money supply; actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships; and the effects of any changes in accounting standards or policies. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2020, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.

Q3 2021 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended September 30, 2021 and the preceding four quarters:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q3	Q2	Q1	Q4	Q3	Nine Months Ended September 30,
	2021	2021	2021	2020	2020	2021	2020

GAAP Profitability Metrics:
Net income available to common shareholders (from continuing and discontinued operations)	$110,241	$58,042	$33,204	$52,831	$47,085	$201,487	$65,706
Per share amounts:
Earnings per share - basic	$3.40	$1.80	$1.04	$1.67	$1.49	$6.26	$2.09
Earnings per share - diluted	$3.25	$1.72	$1.01	$1.65	$1.48	$6.02	$2.07
Book value per common share (1)	$35.24	$31.94	$30.13	$28.37	$26.43	$35.24	$26.43
CUBI stock price (1)	$43.02	$38.99	$31.82	$18.18	$11.20	$43.02	$11.20
CUBI stock price as % of book value (1)	122%	122%	106%	64%	42%	122%	42%
Average shares outstanding - basic	32,449,853	32,279,625	31,883,946	31,638,447	31,517,504	32,206,547	31,462,284
Average shares outstanding - diluted	33,868,553	33,741,468	32,841,711	31,959,100	31,736,311	33,487,672	31,666,027
Shares outstanding (1)	32,537,976	32,353,256	32,238,762	31,705,088	31,555,124	32,537,976	31,555,124
Return on average assets ("ROAA")	2.33%	1.27%	0.80%	1.23%	1.12%	1.49%	0.69%
Return on average common equity ("ROCE")	40.82%	23.22%	14.66%	24.26%	23.05%	26.99%	11.01%
Efficiency ratio	33.42%	46.59%	48.89%	43.56%	46.76%	41.07%	50.28%
Non-GAAP Profitability Metrics (2):
Core earnings	$113,876	$59,303	$70,308	$54,588	$38,439	$243,487	$64,939
Adjusted pre-tax pre-provision net income	$167,215	$86,467	$86,769	$77,896	$64,146	$340,451	$162,302
Per share amounts:
Core earnings per share - diluted	$3.36	$1.76	$2.14	$1.71	$1.21	$7.27	$2.05
Tangible book value per common share (1)	$35.12	$31.82	$30.01	$27.92	$25.97	$35.12	$25.97
CUBI stock price as % of tangible book value (1)	122%	123%	106%	65%	43%	122%	43%
Core ROAA	2.35%	1.30%	1.61%	1.26%	0.93%	1.76%	0.69%
Core ROCE	42.16%	23.72%	31.03%	25.06%	18.82%	32.61%	10.88%
Adjusted ROAA - pre-tax and pre-provision	3.36%	1.80%	1.90%	1.70%	1.43%	2.37%	1.47%
Adjusted ROCE - pre-tax and pre-provision	60.81%	33.27%	36.80%	34.20%	29.73%	44.30%	25.41%
Net interest margin, tax equivalent	4.59%	2.98%	3.00%	2.78%	2.50%	3.55%	2.68%
Net interest margin, tax equivalent, excluding PPP loans	3.24%	3.30%	2.99%	3.04%	2.86%	3.17%	2.93%
Core efficiency ratio	30.36%	44.33%	41.13%	42.89%	46.10%	37.31%	48.68%
Asset Quality:
Net charge-offs	$7,104	$6,591	$12,521	$8,472	$17,299	$26,216	$46,335
Annualized net charge-offs to average total loans and leases	0.17%	0.16%	0.33%	0.21%	0.45%	0.22%	0.49%
Non-performing loans ("NPLs") to total loans and leases (1)	0.34%	0.27%	0.30%	0.45%	0.38%	0.34%	0.38%
Reserves to NPLs (1)	252.68%	269.96%	264.21%	204.48%	244.70%	252.68%	244.70%
Non-performing assets ("NPAs") to total assets	0.27%	0.24%	0.26%	0.39%	0.34%	0.27%	0.34%
Customers Bank Capital Ratios (3):
Common equity Tier 1 capital to risk-weighted assets	12.77%	12.40%	11.75%	10.62%	10.12%	12.77%	10.12%
Tier 1 capital to risk-weighted assets	12.77%	12.40%	11.75%	10.62%	10.12%	12.77%	10.12%
Total capital to risk-weighted assets	14.16%	13.77%	13.11%	12.06%	11.62%	14.16%	11.62%
Tier 1 capital to average assets (leverage ratio)	8.66%	9.07%	9.35%	9.21%	9.29%	8.66%	9.29%

(1) Metric is a spot balance for the last day of each quarter presented.
(2) Non-GAAP measures exclude net loss from discontinued operations, loss on sale of foreign subsidiaries, unrealized gains (losses) on loans held for sale, investment securities gains and losses, loss on cash flow hedge derivative terminations, severance expense, merger and acquisition-related expenses, losses realized from the sale of non-QM residential mortgage loans, loss upon acquisition of interest-only GNMA securities, legal reserves, credit valuation adjustments on derivatives, risk participation agreement mark-to-market adjustments, deposit relationship adjustment fees, loss on redemption of preferred stock, goodwill and intangible assets, and PPP loans. These notable items are not included in Customers' disclosures of core earnings and other core profitability metrics. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. Customers' reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.
(3) Regulatory capital ratios are estimated for Q3 2021 and actual for the remaining periods. In accordance with regulatory capital rules, Customers elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending January 1, 2025. As a result, capital ratios and amounts as of Q3 2021 exclude the impact of the increased allowance for credit losses on loans and leases and unfunded loan commitments attributed to the adoption of CECL and 25% of the quarterly provision for credit losses for subsequent quarters through Q4 2021.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)						Nine Months Ended
	Q3	Q2	Q1	Q4	Q3	September 30,
	2021	2021	2021	2020	2020	2021	2020
Interest income:
Loans and leases	$233,097	$153,608	$152,117	$145,414	$132,107	$538,822	$366,634
Investment securities	8,905	8,327	7,979	6,777	6,297	25,211	17,429
Other	849	946	1,019	902	1,246	2,814	6,149
Total interest income	242,851	162,881	161,115	153,093	139,650	566,847	390,212

Interest expense:
Deposits	15,915	15,653	15,658	16,107	18,347	47,226	75,939
FHLB advances	5	963	5,192	5,749	5,762	6,160	15,889
Subordinated debt	2,689	2,689	2,689	2,688	2,689	8,067	8,066
FRB PPP liquidity facility, federal funds purchased and other borrowings	4,350	4,819	4,845	5,603	5,413	14,014	9,576
Total interest expense	22,959	24,124	28,384	30,147	32,211	75,467	109,470
Net interest income	219,892	138,757	132,731	122,946	107,439	491,380	280,742
Provision (benefit) for credit losses on loans and leases	13,164	3,291	(2,919)	(2,913)	12,955	13,536	65,688
Net interest income after provision (benefit) for credit losses on loans and leases	206,728	135,466	135,650	125,859	94,484	477,844	215,054

Non-interest income:
Interchange and card revenue	83	84	85	91	92	252	555
Deposit fees	994	891	863	823	650	2,748	1,703
Commercial lease income	5,213	5,311	5,205	4,853	4,510	15,729	13,286
Bank-owned life insurance	1,988	2,765	1,679	1,744	1,746	6,432	5,265
Mortgage warehouse transactional fees	3,100	3,265	4,247	3,681	3,320	10,612	7,854
Gain (loss) on sale of SBA and other loans	5,359	1,900	1,575	1,689	286	8,834	320
Mortgage banking income (loss)	425	386	463	346	1,013	1,274	1,347
Gain (loss) on sale of investment securities	6,063	1,812	23,566	44	11,707	31,441	20,035
Unrealized gain (loss) on investment securities	—	1,746	974	1,387	238	2,720	60
Loss on sale of foreign subsidiaries	—	(2,840)	—	—	—	(2,840)	—
Unrealized gain (loss) on derivatives	524	(439)	2,537	804	549	2,622	(4,755)
Loss on cash flow hedge derivative terminations	—	—	(24,467)	—	—	(24,467)	—
Other	1,837	1,941	1,741	621	753	5,519	2,066
Total non-interest income	25,586	16,822	18,468	16,083	24,864	60,876	47,736

Non-interest expense:
Salaries and employee benefits	26,268	28,023	23,971	25,600	24,752	78,262	68,467
Technology, communication and bank operations	21,281	19,618	19,988	16,021	13,005	60,887	34,647
Professional services	8,249	8,234	6,289	5,449	4,421	22,772	10,939
Occupancy	2,704	2,482	2,621	2,742	3,368	7,807	8,620
Commercial lease depreciation	4,493	4,415	4,291	3,982	3,663	13,199	10,733
FDIC assessments, non-income taxes and regulatory fees	2,313	2,602	2,719	2,642	3,784	7,634	9,019
Merger and acquisition related expenses	—	—	418	709	658	418	658
Loan workout	198	102	(261)	123	846	39	3,020
Advertising and promotion	302	313	561	—	—	1,176	1,795
Deposit relationship adjustment fees	6,216	—	—	—	—	6,216	—
Other	7,985	5,034	1,330	2,665	1,788	14,349	7,145
Total non-interest expense	80,009	70,823	61,927	59,933	56,285	212,759	155,043
Income before income tax expense	152,305	81,465	92,191	82,009	63,063	325,961	107,747
Income tax expense	36,263	20,124	17,560	23,447	12,016	73,947	23,270
Net income from continuing operations	116,042	61,341	74,631	58,562	51,047	252,014	84,477

Loss from discontinued operations before income taxes	—	—	(20,354)	(3,539)	(347)	(20,354)	(10,259)
Income tax expense (benefit) from discontinued operations	—	—	17,682	(1,222)	185	17,682	(2,114)
Net loss from discontinued operations	—	—	(38,036)	(2,317)	(532)	(38,036)	(8,145)
Net income	116,042	61,341	36,595	56,245	50,515	213,978	76,332
Preferred stock dividends	2,981	3,299	3,391	3,414	3,430	9,671	10,626
Loss on redemption of preferred stock	2,820	—	—	—	—	2,820	—
Net income available to common shareholders	$110,241	$58,042	$33,204	$52,831	$47,085	$201,487	$65,706

Basic earnings per common share from continuing operations	$3.40	$1.80	$2.23	$1.74	$1.51	$7.44	$2.35
Basic earnings per common share	$3.40	$1.80	$1.04	$1.67	$1.49	$6.26	$2.09
Diluted earnings per common share from continuing operations	$3.25	$1.72	$2.17	$1.73	$1.50	$7.15	$2.33
Diluted earnings per common share	$3.25	$1.72	$1.01	$1.65	$1.48	$6.02	$2.07

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
ASSETS
Cash and due from banks	$51,169	$36,837	$3,123	$78,090	$5,822
Interest earning deposits	1,000,885	393,663	512,241	615,264	325,594
Cash and cash equivalents	1,052,054	430,500	515,364	693,354	331,416
Investment securities, at fair value	1,866,697	1,526,792	1,441,904	1,210,285	1,133,831
Loans held for sale	29,957	34,540	46,106	79,086	26,689
Loans receivable, mortgage warehouse, at fair value	2,557,624	2,855,284	3,407,622	3,616,432	3,913,593
Loans receivable, PPP	4,957,357	6,305,056	5,178,089	4,561,365	4,964,105
Loans and leases receivable	7,970,599	7,772,142	7,536,489	7,575,368	7,700,892
Allowance for credit losses on loans and leases	(131,496)	(125,436)	(128,736)	(144,176)	(155,561)
Total loans and leases receivable, net of allowance for credit losses on loans and leases	15,354,084	16,807,046	15,993,464	15,608,989	16,423,029
FHLB, Federal Reserve Bank, and other restricted stock	57,184	39,895	69,420	71,368	70,387
Accrued interest receivable	93,514	90,009	83,186	80,412	65,668
Bank premises and equipment, net	9,944	10,391	10,943	11,225	11,308
Bank-owned life insurance	331,423	329,421	281,923	280,067	277,826
Goodwill and other intangibles	3,794	3,853	3,911	3,969	4,028
Other assets	310,271	362,661	371,439	338,438	354,010
Assets of discontinued operations	—	—	—	62,055	80,535
Total assets	$19,108,922	$19,635,108	$18,817,660	$18,439,248	$18,778,727

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$4,954,331	$2,699,869	$2,687,628	$2,356,998	$2,327,017
Interest bearing deposits	12,016,694	11,174,070	9,784,812	8,952,931	8,512,060
Total deposits	16,971,025	13,873,939	12,472,440	11,309,929	10,839,077
Federal funds purchased	—	—	365,000	250,000	680,000
FHLB advances	—	—	850,000	850,000	850,000
Other borrowings	223,151	124,240	124,138	124,037	123,935
Subordinated debt	181,603	181,534	181,464	181,394	181,324
FRB PPP liquidity facility	—	3,865,865	3,284,156	4,415,016	4,811,009
Accrued interest payable and other liabilities	448,844	338,801	351,741	152,082	185,927
Liabilities of discontinued operations	—	—	—	39,704	55,964
Total liabilities	17,824,623	18,384,379	17,628,939	17,322,162	17,727,236

Preferred stock	137,794	217,471	217,471	217,471	217,471
Common stock	33,818	33,634	33,519	32,986	32,836
Additional paid in capital	525,894	519,294	515,318	455,592	452,965
Retained earnings	607,085	496,844	438,802	438,581	385,750
Accumulated other comprehensive income (loss)	1,488	5,266	5,391	(5,764)	(15,751)
Treasury stock, at cost	(21,780)	(21,780)	(21,780)	(21,780)	(21,780)
Total shareholders' equity	1,284,299	1,250,729	1,188,721	1,117,086	1,051,491
Total liabilities & shareholders' equity	$19,108,922	$19,635,108	$18,817,660	$18,439,248	$18,778,727

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	September 30, 2021		June 30, 2021		September 30, 2020
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$1,279,983	0.15%	$646,342	0.12%	$686,928	0.12%
Investment securities (1)	1,511,319	2.36%	1,512,644	2.20%	950,723	2.65%
Loans and leases:
Commercial loans to mortgage companies	2,658,020	3.14%	2,737,629	3.09%	2,847,169	2.90%
Multi-family loans	1,443,846	3.64%	1,551,370	3.88%	1,989,074	3.72%
Commercial and industrial loans and leases (2)	3,024,620	3.76%	2,878,045	3.59%	2,599,806	3.82%
Loans receivable, PPP	5,778,367	8.04%	6,133,184	2.69%	4,909,197	1.97%
Non-owner occupied commercial real estate loans	1,346,629	3.73%	1,368,695	3.86%	1,388,306	3.70%
Residential mortgages	325,851	3.50%	346,284	3.62%	414,781	3.97%
Installment loans	1,615,411	9.21%	1,467,595	9.37%	1,255,505	8.37%
Total loans and leases (3)	16,192,744	5.71%	16,482,802	3.74%	15,403,838	3.41%
Other interest-earning assets	49,780	2.86%	57,208	5.32%	79,656	5.23%
Total interest-earning assets	19,033,826	5.06%	18,698,996	3.49%	17,121,145	3.25%
Non-interest-earning assets	705,514		607,952		666,477
Assets of discontinued operations	—		—		77,952
Total assets	$19,739,340		$19,306,948		$17,865,574
Liabilities
Interest checking accounts	$4,537,421	0.67%	$3,503,242	0.76%	$2,370,709	0.78%
Money market deposit accounts	5,131,433	0.43%	4,859,614	0.47%	3,786,032	0.65%
Other savings accounts	1,376,077	0.50%	1,456,777	0.57%	1,125,273	1.06%
Certificates of deposit	614,404	0.59%	658,698	0.78%	1,344,134	1.35%
Total interest-bearing deposits (4)	11,659,335	0.54%	10,478,331	0.60%	8,626,148	0.85%
FRB PPP liquidity facility	2,788,897	0.35%	3,858,733	0.35%	4,479,036	0.35%
Borrowings	371,077	4.90%	531,757	3.85%	1,236,127	3.19%
Total interest-bearing liabilities	14,819,309	0.62%	14,868,821	0.65%	14,341,311	0.89%
Non-interest-bearing deposits (4)	3,335,198		2,889,781		2,194,689
Total deposits and borrowings	18,154,507	0.50%	17,758,602	0.54%	16,536,000	0.78%
Other non-interest-bearing liabilities	310,519		328,251		243,812
Liabilities of discontinued operations	—		—		55,714
Total liabilities	18,465,026		18,086,853		16,835,526
Shareholders' equity	1,274,314		1,220,095		1,030,048
Total liabilities and shareholders' equity	$19,739,340		$19,306,948		$17,865,574
Interest spread		4.56%		2.95%		2.47%
Net interest margin		4.58%		2.98%		2.50%
Net interest margin tax equivalent (5)		4.59%		2.98%		2.50%
Net interest margin tax equivalent excl. PPP (6)		3.24%		3.30%		2.86%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 0.42%, 0.47% and 0.67% for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively.

(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

(6) Non-GAAP tax-equivalent basis, as described in note (5) for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, excluding net interest income from PPP loans and related borrowings, along with the related PPP loan balances and PPP fees receivable from interest-earning assets. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Nine Months Ended
	September 30, 2021		September 30, 2020
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$1,034,923	0.13%	$614,863	0.69%
Investment securities (1)	1,461,070	2.30%	741,566	3.13%
Loans and leases:
Commercial loans to mortgage companies	2,837,549	3.11%	2,383,331	3.14%
Multi-family loans	1,560,565	3.78%	2,070,564	3.89%
Commercial and industrial loans and leases (2)	2,917,643	3.77%	2,507,231	4.18%
Loans receivable, PPP	5,515,819	4.78%	2,563,299	1.88%
Non-owner occupied commercial real estate loans	1,354,745	3.81%	1,372,090	3.94%
Residential mortgages	348,369	3.64%	430,058	3.82%
Installment loans	1,470,024	9.21%	1,267,806	8.74%
Total loans and leases (3)	16,004,714	4.50%	12,594,379	3.89%
Other interest-earning assets	62,205	3.94%	86,454	4.60%
Total interest-earning assets	18,562,912	4.08%	14,037,262	3.71%
Non-interest-earning assets	632,202		599,274
Assets of discontinued operations	—		79,854
Total assets	$19,195,114		$14,716,390
Liabilities
Interest checking accounts	$3,584,223	0.74%	$2,050,184	0.90%
Money market deposit accounts	4,811,540	0.48%	3,486,445	1.10%
Other savings accounts	1,415,595	0.59%	1,147,994	1.68%
Certificates of deposit	646,257	0.78%	1,533,628	1.64%
Total interest-bearing deposits (4)	10,457,615	0.60%	8,218,251	1.23%
FRB PPP liquidity facility	3,525,560	0.35%	1,816,849	0.35%
Borrowings	688,620	3.69%	1,581,498	2.43%
Total interest-bearing liabilities	14,671,795	0.69%	11,616,598	1.26%
Non-interest-bearing deposits (4)	3,016,837		1,887,463
Total deposits and borrowings	17,688,632	0.57%	13,504,061	1.08%
Other non-interest-bearing liabilities	295,752		143,118
Liabilities of discontinued operations	—		54,310
Total liabilities	17,984,384		13,701,489
Shareholders' equity	1,210,730		1,014,901
Total liabilities and shareholders' equity	$19,195,114		$14,716,390
Interest spread		3.51%		2.63%
Net interest margin		3.54%		2.67%
Net interest margin tax equivalent (5)		3.55%		2.68%
Net interest margin tax equivalent excl. PPP (6)		3.17%		2.93%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 0.47% and 1.00% for the nine months ended September 30, 2021 and 2020, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the nine months ended September 30, 2021 and 2020, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

(6) Non-GAAP tax-equivalent basis as described in note (5), for the nine months ended September 30, 2021 and 2020, excluding net interest income from PPP loans and related borrowings, along with the related PPP loan balances and PPP fees receivable from interest-earning assets. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN AND LEASE COMPOSITION - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Commercial:
Multi-family	$1,387,166	$1,497,485	$1,659,529	$1,761,301	$1,950,300
Loans to mortgage companies	2,626,483	2,922,217	3,463,490	3,657,350	3,947,828
Commercial & industrial	2,604,367	2,293,723	2,164,784	2,304,206	2,186,480
Commercial real estate owner occupied	656,044	653,649	590,093	572,338	557,595
Loans receivable, PPP	4,957,357	6,305,056	5,178,089	4,561,365	4,964,105
Commercial real estate non-owner occupied	1,144,643	1,206,646	1,194,832	1,213,815	1,233,882
Construction	198,607	179,198	156,837	140,905	122,963
Total commercial loans and leases	13,574,667	15,057,974	14,407,654	14,211,280	14,963,153
Consumer:
Residential	260,820	273,493	295,654	323,322	343,775
Manufactured housing	55,635	57,904	59,977	62,243	64,638
Installment	1,624,415	1,577,651	1,405,021	1,235,406	1,233,713
Total consumer loans	1,940,870	1,909,048	1,760,652	1,620,971	1,642,126
Total loans and leases	$15,515,537	$16,967,022	$16,168,306	$15,832,251	$16,605,279

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020

Demand, non-interest bearing	$4,954,331	$2,699,869	$2,687,628	$2,356,998	$2,327,017
Demand, interest bearing	5,023,081	4,206,355	3,228,941	2,384,691	2,308,627
Total demand deposits	9,977,412	6,906,224	5,916,569	4,741,689	4,635,644
Savings	1,310,343	1,431,756	1,483,482	1,314,817	1,173,641
Money market	5,090,121	4,908,809	4,406,508	4,601,492	4,057,366
Time deposits	593,149	627,150	665,881	651,931	972,426
Total deposits	$16,971,025	$13,873,939	$12,472,440	$11,309,929	$10,839,077

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of September 30, 2021					As of June 30, 2021					As of September 30, 2020
	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs

Loan type
Multi-family	$1,369,876	$24,524	$4,397	1.79%	17.93%	$1,497,485	$21,595	$5,028	1.44%	23.28%	$1,950,300	$11,710	$15,026	0.60%	128.32%
Commercial & industrial(1)	2,673,226	6,951	10,860	0.26%	156.24%	2,360,656	6,717	8,127	0.28%	120.99%	2,220,715	9,633	12,926	0.43%	134.18%
Commercial real estate owner occupied	656,044	2,412	3,617	0.37%	149.96%	653,649	2,688	4,464	0.41%	166.07%	557,595	3,599	9,552	0.65%	265.41%
Commercial real estate non-owner occupied	1,144,643	2,845	7,375	0.25%	259.23%	1,206,646	—	7,374	—%	—%	1,215,516	2,408	20,200	0.20%	838.87%
Construction	198,607	—	886	—%	—%	179,198	—	2,643	—%	—%	122,963	—	6,423	—%	—%
Total commercial loans and leases receivable	6,042,396	36,732	27,135	0.61%	73.87%	5,897,634	31,000	27,636	0.53%	89.15%	6,067,089	27,350	64,127	0.45%	234.47%
Residential	248,153	7,738	1,912	3.12%	24.71%	266,911	8,991	2,299	3.37%	25.57%	335,452	10,634	4,649	3.17%	43.72%
Manufactured housing	55,635	3,520	4,410	6.33%	125.28%	57,904	3,239	4,372	5.59%	134.98%	64,638	2,778	5,625	4.30%	202.48%
Installment	1,624,415	3,544	98,039	0.22%	2766.34%	1,549,693	2,728	91,129	0.18%	3340.51%	1,233,713	3,118	81,160	0.25%	2602.95%
Total consumer loans receivable	1,928,203	14,802	104,361	0.77%	705.05%	1,874,508	14,958	97,800	0.80%	653.83%	1,633,803	16,530	91,434	1.01%	553.14%
Loans and leases receivable(1)	7,970,599	51,534	131,496	0.65%	255.16%	7,772,142	45,958	125,436	0.59%	272.94%	7,700,892	43,880	155,561	0.57%	354.51%
Loans receivable, PPP	4,957,357	—	—	—%	—%	6,305,056	—	—	—%	—%	4,964,105	—	—	—%	—%
Loans receivable, mortgage warehouse, at fair value	2,557,624	—	—	—%	—%	2,855,284	—	—	—%	—%	3,913,593	—	—	—%	—%
Total loans held for sale	29,957	507	—	1.69%	—%	34,540	507	—	1.47%	—%	26,689	19,691	—	73.78%	—%
Total portfolio	$15,515,537	$52,041	$131,496	0.34%	252.68%	$16,967,022	$46,465	$125,436	0.27%	269.96%	$16,605,279	$63,571	$155,561	0.38%	244.70%
(1) Excluding loans receivable, PPP from total loans and leases receivable is a non-GAAP measure. Management believes the use of these non-GAAP measures provides additional clarity when assessing Customers' financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities. Please refer to the reconciliation schedules that follow this table.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q3	Q2	Q1	Q4	Q3	Nine Months Ended September 30,
	2021	2021	2021	2020	2020	2021	2020
Loan type
Multi-family	$—	$—	$1,132	$—	$—	$1,132	$—
Commercial & industrial	116	(283)	375	155	(55)	208	(16)
Commercial real estate owner occupied	50	(1)	134	12	44	183	39
Commercial real estate non-owner occupied	943	(59)	(10)	(35)	8,923	874	24,521
Construction	(3)	(114)	(5)	(6)	(6)	(122)	(122)
Residential	54	(12)	40	46	(17)	82	(72)
Installment	5,944	7,060	10,855	8,300	8,410	23,859	21,985
Total net charge-offs (recoveries) from loans held for investment	$7,104	$6,591	$12,521	$8,472	$17,299	$26,216	$46,335

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our core results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in Customers' industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our ongoing financial results, which we believe enhance an overall understanding of our performance and increases comparability of our period to period results. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. The non-GAAP measures presented are not necessarily comparable to non-GAAP measures that may be presented by other financial institutions. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings - Customers Bancorp											Nine Months Ended September 30,
	Q3 2021		Q2 2021		Q1 2021		Q4 2020		Q3 2020		2021		2020
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$110,241	$3.25	$58,042	$1.72	$33,204	$1.01	$52,831	$1.65	$47,085	$1.48	$201,487	$6.02	$65,706	$2.07
Reconciling items (after tax):
Net loss from discontinued operations	—	—	—	—	38,036	1.16	2,317	0.07	532	0.02	38,036	1.14	8,145	0.26
Severance expense	—	—	1,517	0.04	—	—	—	—	—	—	1,517	0.05	—	—
Merger and acquisition related expenses	—	—	—	—	320	0.01	508	0.02	530	0.02	320	0.01	530	0.02
Legal reserves	897	0.03	—	—	—	—	—	—	258	0.01	897	0.03	258	0.01
(Gains) losses on investment securities	(4,591)	(0.14)	(2,694)	(0.08)	(18,773)	(0.57)	(1,419)	(0.04)	(9,662)	(0.30)	(26,058)	(0.78)	(15,993)	(0.51)
Loss on sale of foreign subsidiaries	—	—	2,150	0.06	—	—	—	—	—	—	2,150	0.06	—	—
Loss on cash flow hedge derivative terminations	—	—	—	—	18,716	0.57	—	—	—	—	18,716	0.56	—	—
Derivative credit valuation adjustment	(198)	(0.01)	288	0.01	(1,195)	(0.04)	(448)	(0.01)	(304)	(0.01)	(1,105)	(0.03)	6,259	0.20
Risk participation agreement mark-to-market adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(1,080)	(0.03)
Deposit relationship adjustment fees	4,707	0.14	—	—	—	—	—	—	—	—	4,707	0.14	—	—
Loss on redemption of preferred stock	2,820	0.08	—	—	—	—	—	—	—	—	2,820	0.08	—	—
Unrealized losses on loans held for sale	—	—	—	—	—	—	799	0.03	—	—	—	—	1,114	0.04
Core earnings	$113,876	$3.36	$59,303	$1.76	$70,308	$2.14	$54,588	$1.71	$38,439	$1.21	$243,487	$7.27	$64,939	$2.05

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Return on Average Assets - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	2021	2020
GAAP net income	$116,042	$61,341	$36,595	$56,245	$50,515	$213,978	$76,332
Reconciling items (after tax):
Net loss from discontinued operations	—	—	38,036	2,317	532	38,036	8,145
Severance expense	—	1,517	—	—	—	1,517	—
Merger and acquisition related expenses	—	—	320	508	530	320	530
Legal reserves	897	—	—	—	258	897	258
(Gains) losses on investment securities	(4,591)	(2,694)	(18,773)	(1,419)	(9,662)	(26,058)	(15,993)
Loss on sale of foreign subsidiaries	—	2,150	—	—	—	2,150	—
Loss on cash flow hedge derivative terminations	—	—	18,716	—	—	18,716	—
Derivative credit valuation adjustment	(198)	288	(1,195)	(448)	(304)	(1,105)	6,259
Risk participation agreement mark-to-market adjustment	—	—	—	—	—	—	(1,080)
Deposit relationship adjustment fees	4,707	—	—	—	—	4,707	—
Unrealized losses on loans held for sale	—	—	—	799	—	—	1,114
Core net income	$116,857	$62,602	$73,699	$58,002	$41,869	$253,158	$75,565

Average total assets	$19,739,340	$19,306,948	$18,525,721	$18,250,719	$17,865,574	$19,195,114	$14,716,390

Core return on average assets	2.35%	1.30%	1.61%	1.26%	0.93%	1.76%	0.69%

Adjusted Net Income and Adjusted ROAA - Pre-Tax Pre-Provision - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	2021	2020
GAAP net income	$116,042	$61,341	$36,595	$56,245	$50,515	$213,978	$76,332
Reconciling items:
Income tax expense	36,263	20,124	17,560	23,447	12,016	73,947	23,270
Provision (benefit) for credit losses on loans and leases	13,164	3,291	(2,919)	(2,913)	12,955	13,536	65,688
Provision (benefit) for credit losses on unfunded commitments	669	45	(1,286)	(968)	(527)	(572)	(132)
Severance expense	—	2,004	—	—	—	2,004	—
Net loss from discontinued operations	—	—	38,036	2,317	532	38,036	8,145
Merger and acquisition related expenses	—	—	418	709	658	418	658
Legal reserves	1,185	—	—	—	320	1,185	320
(Gains) losses on investment securities	(6,063)	(3,558)	(24,540)	(1,431)	(11,945)	(34,161)	(20,095)
Loss on sale of foreign subsidiaries	—	2,840	—	—	—	2,840	—
Loss on cash flow hedge derivative terminations	—	—	24,467	—	—	24,467	—
Derivative credit valuation adjustment	(261)	380	(1,562)	(625)	(378)	(1,443)	8,073
Risk participation agreement mark-to-market adjustment	—	—	—	—	—	—	(1,407)
Deposit relationship adjustment fees	6,216	—	—	—	—	6,216	—
Unrealized losses on loans held for sale	—	—	—	1,115	—	—	1,450
Adjusted net income - pre-tax pre-provision	$167,215	$86,467	$86,769	$77,896	$64,146	$340,451	$162,302

Average total assets	$19,739,340	$19,306,948	$18,525,721	$18,250,719	$17,865,574	$19,195,114	$14,716,390

Adjusted ROAA - pre-tax pre-provision	3.36%	1.80%	1.90%	1.70%	1.43%	2.37%	1.47%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Return on Average Common Equity - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	2021	2020
GAAP net income to common shareholders	$110,241	$58,042	$33,204	$52,831	$47,085	$201,487	$65,706
Reconciling items (after tax):
Net loss from discontinued operations	—	—	38,036	2,317	532	38,036	8,145
Severance expense	—	1,517	—	—	—	1,517	—
Merger and acquisition related expenses	—	—	320	508	530	320	530
Legal reserves	897	—	—	—	258	897	258
(Gains) losses on investment securities	(4,591)	(2,694)	(18,773)	(1,419)	(9,662)	(26,058)	(15,993)
Loss on sale of foreign subsidiaries	—	2,150	—	—	—	2,150	—
Loss on cash flow hedge derivative terminations	—	—	18,716	—	—	18,716	—
Derivative credit valuation adjustment	(198)	288	(1,195)	(448)	(304)	(1,105)	6,259
Risk participation agreement mark-to-market adjustment	—	—	—	—	—	—	(1,080)
Deposit relationship adjustment fees	4,707	—	—	—	—	4,707	—
Loss on redemption of preferred stock	2,820	—	—	—	—	2,820	—
Unrealized losses on loans held for sale	—	—	—	799	—	—	1,114
Core earnings	$113,876	$59,303	$70,308	$54,588	$38,439	$243,487	$64,939

Average total common shareholders' equity	$1,071,566	$1,002,624	$918,795	$866,411	$812,577	$998,221	$797,430

Core return on average common equity	42.16%	23.72%	31.03%	25.06%	18.82%	32.61%	10.88%

Adjusted ROCE - Pre-Tax Pre-Provision - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	2021	2020
GAAP net income to common shareholders	$110,241	$58,042	$33,204	$52,831	$47,085	$201,487	$65,706
Reconciling items:
Income tax expense	36,263	20,124	17,560	23,447	12,016	73,947	23,270
Provision (benefit) for credit losses on loan and leases	13,164	3,291	(2,919)	(2,913)	12,955	13,536	65,688
Provision (benefit) for credit losses on unfunded commitments	669	45	(1,286)	(968)	(527)	(572)	(132)
Net loss from discontinued operations	—	—	38,036	2,317	532	38,036	8,145
Severance expense	—	2,004	—	—	—	2,004	—
Merger and acquisition related expenses	—	—	418	709	658	418	658
Legal reserves	1,185	—	—	—	320	1,185	320
(Gains) losses on investment securities	(6,063)	(3,558)	(24,540)	(1,431)	(11,945)	(34,161)	(20,095)
Loss on sale of foreign subsidiaries	—	2,840	—	—	—	2,840	—
Loss on cash flow hedge derivative terminations	—	—	24,467	—	—	24,467	—
Derivative credit valuation adjustment	(261)	380	(1,562)	(625)	(378)	(1,443)	8,073
Risk participation agreement mark-to-market adjustment	—	—	—	—	—	—	(1,407)
Deposit relationship adjustment fees	6,216	—	—	—	—	6,216	—
Loss on redemption of preferred stock	2,820	—	—	—	—	2,820	—
Unrealized losses on loans held for sale	—	—	—	1,115	—	—	1,450
Pre-tax pre-provision adjusted net income available to common shareholders	$164,234	$83,168	$83,378	$74,482	$60,716	$330,780	$151,676

Average total common shareholders' equity	$1,071,566	$1,002,624	$918,795	$866,411	$812,577	$998,221	$797,430

Adjusted ROCE - pre-tax pre-provision	60.81%	33.27%	36.80%	34.20%	29.73%	44.30%	25.41%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Net Interest Margin, Tax Equivalent - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	2021	2020
GAAP net interest income	$219,892	$138,757	$132,731	$122,946	$107,439	$491,380	$280,742
Tax-equivalent adjustment	290	289	292	219	225	871	655
Net interest income tax equivalent	$220,182	$139,046	$133,023	$123,165	$107,664	$492,251	$281,397

Average total interest earning assets	$19,033,826	$18,698,996	$17,943,944	$17,601,999	$17,121,145	$18,562,912	$14,037,262

Net interest margin, tax equivalent	4.59%	2.98%	3.00%	2.78%	2.50%	3.55%	2.68%

Net Interest Margin, Tax Equivalent, Excluding PPP - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	2021	2020
GAAP net interest income	$219,892	$138,757	$132,731	$122,946	$107,439	$491,380	$280,742
PPP net interest income	(112,005)	(35,785)	(34,842)	(25,257)	(20,018)	(182,632)	(29,326)
Tax-equivalent adjustment	290	289	292	219	225	871	655
Net interest income, tax equivalent, excluding PPP	$108,177	$103,261	$98,181	$97,908	$87,646	$309,619	$252,071

GAAP average total interest earning assets	$19,033,826	$18,698,996	$17,943,944	$17,601,999	$17,121,145	$18,562,912	$14,037,262
Average PPP loans	(5,778,367)	(6,133,184)	(4,623,213)	(4,782,606)	(4,909,197)	(5,515,819)	(2,563,299)
Adjusted average total interest earning assets	$13,255,459	$12,565,812	$13,320,731	$12,819,393	$12,211,948	$13,047,093	$11,473,963

Net interest margin, tax equivalent, excluding PPP	3.24%	3.30%	2.99%	3.04%	2.86%	3.17%	2.93%

Core Efficiency Ratio - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	2021	2020
GAAP net interest income	$219,892	$138,757	$132,731	$122,946	$107,439	$491,380	$280,742

GAAP non-interest income	$25,586	$16,822	$18,468	$16,083	$24,864	$60,876	$47,736
(Gains) losses on investment securities	(6,063)	(3,558)	(24,540)	(1,431)	(11,945)	(34,161)	(20,095)
Derivative credit valuation adjustment	(261)	380	(1,562)	(625)	(378)	(1,443)	8,073
Risk participation agreement mark-to-market adjustment	—	—	—	—	—	—	(1,407)
Unrealized losses on loans held for sale	—	—	—	1,115	—	—	1,450
Loss on cash flow hedge derivative terminations	—	—	24,467	—	—	24,467	—
Loss on sale of foreign subsidiaries	—	2,840	—	—	—	2,840	—
Core non-interest income	19,262	16,484	16,833	15,142	12,541	52,579	35,757
Core revenue	$239,154	$155,241	$149,564	$138,088	$119,980	$543,959	$316,499

GAAP non-interest expense	$80,009	$70,823	$61,927	$59,933	$56,285	$212,759	$155,043
Severance expense	—	(2,004)	—	—	—	(2,004)	—
Legal reserves	(1,185)	—	—	—	(320)	(1,185)	(320)
Merger and acquisition related expenses	—	—	(418)	(709)	(658)	(418)	(658)
Deposit relationship adjustment fees	(6,216)	—	—	—	—	(6,216)	—
Core non-interest expense	$72,608	$68,819	$61,509	$59,224	$55,307	$202,936	$154,065

Core efficiency ratio (1)	30.36%	44.33%	41.13%	42.89%	46.10%	37.31%	48.68%

(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Tangible Common Equity to Tangible Assets - Customers Bancorp

(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
GAAP total shareholders' equity	$1,284,299	$1,250,729	$1,188,721	$1,117,086	$1,051,491
Reconciling items:
Preferred stock	(137,794)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles (1)	(3,794)	(3,853)	(3,911)	(14,298)	(14,437)
Tangible common equity	$1,142,711	$1,029,405	$967,339	$885,317	$819,583

GAAP total assets	$19,108,922	$19,635,108	$18,817,660	$18,439,248	$18,778,727
Reconciling items:
Goodwill and other intangibles (1)	(3,794)	(3,853)	(3,911)	(14,298)	(14,437)
Tangible assets	$19,105,128	$19,631,255	$18,813,749	$18,424,950	$18,764,290

Tangible common equity to tangible assets	5.98%	5.24%	5.14%	4.80%	4.37%
(1) Includes goodwill and other intangibles reported in assets of discontinued operations.

Tangible Book Value per Common Share - Customers Bancorp
(dollars in thousands except share and per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
GAAP total shareholders' equity	$1,284,299	$1,250,729	$1,188,721	$1,117,086	$1,051,491
Reconciling Items:
Preferred stock	(137,794)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles (1)	(3,794)	(3,853)	(3,911)	(14,298)	(14,437)
Tangible common equity	$1,142,711	$1,029,405	$967,339	$885,317	$819,583

Common shares outstanding	32,537,976	32,353,256	32,238,762	31,705,088	31,555,124

Tangible book value per common share	$35.12	$31.82	$30.01	$27.92	$25.97
(1) Includes goodwill and other intangibles reported in assets of discontinued operations.

Total Loans and Leases, excluding PPP
(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Total loans and leases	$15,515,537	$16,967,022	$16,168,306	$15,832,251	$16,605,279

Loans receivable, PPP	(4,957,357)	(6,305,056)	(5,178,089)	(4,561,365)	(4,964,105)
Loans and leases, excluding PPP	$10,558,180	$10,661,966	$10,990,217	$11,270,886	$11,641,174

Total Assets, excluding PPP
(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Total assets	$19,108,922	$19,635,108	$18,817,660	$18,439,248	$18,778,727

Loans receivable, PPP	(4,957,357)	(6,305,056)	(5,178,089)	(4,561,365)	(4,964,105)
Total assets, excluding PPP	$14,151,565	$13,330,052	$13,639,571	$13,877,883	$13,814,622

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Coverage of credit loss reserves for loans and leases held for investment, excluding PPP
(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Loans and leases receivable	$12,927,956	$14,077,198	$12,714,578	$12,136,733	$12,664,997

Loans receivable, PPP	(4,957,357)	(6,305,056)	(5,178,089)	(4,561,365)	(4,964,105)
Loans and leases held for investment, excluding PPP	$7,970,599	$7,772,142	$7,536,489	$7,575,368	$7,700,892

Allowance for credit losses on loans and leases	$131,496	$125,436	$128,736	$144,176	$155,561

Coverage of credit loss reserves for loans and leases held for investment, excluding PPP	1.65%	1.61%	1.71%	1.90%	2.02%

Tangible Common Equity to Tangible Assets, excluding PPP - Customers Bancorp

(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
GAAP total shareholders' equity	$1,284,299	$1,250,729	$1,188,721	$1,117,086	$1,051,491
Reconciling items:
Preferred stock	(137,794)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles (1)	(3,794)	(3,853)	(3,911)	(14,298)	(14,437)
Tangible common equity	$1,142,711	$1,029,405	$967,339	$885,317	$819,583

GAAP total assets	$19,108,922	$19,635,108	$18,817,660	$18,439,248	$18,778,727
Loans receivable, PPP	(4,957,357)	(6,305,056)	(5,178,089)	(4,561,365)	(4,964,105)
Total assets, excluding PPP	$14,151,565	$13,330,052	$13,639,571	$13,877,883	$13,814,622
Reconciling items:
Goodwill and other intangibles (1)	(3,794)	(3,853)	(3,911)	(14,298)	(14,437)
Tangible assets	$14,147,771	$13,326,199	$13,635,660	$13,863,585	$13,800,185

Tangible common equity to tangible assets	8.08%	7.72%	7.09%	6.39%	5.94%
(1) Includes goodwill and other intangibles reported in assets of discontinued operations.

Deferments to total loans and leases, excluding PPP
(dollars in thousands except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Total loans and leases	$15,515,537	$16,967,022	$16,168,306	$15,832,251
Loans receivable, PPP	(4,957,357)	(6,305,056)	(5,178,089)	(4,561,365)
Total loans and leases, excluding PPP	$10,558,180	$10,661,966	$10,990,217	$11,270,886

Commercial deferments	$73,400	$89,800	$176,100	$202,100
Consumer deferments	6,708	8,400	13,000	16,400
Total deferments	$80,108	$98,200	$189,100	$218,500

Commercial deferments to total loans and leases, excluding PPP	0.7%	0.8%	1.6%	1.8%
Consumer deferments to total loans and leases, excluding PPP	0.1	0.1	0.1	0.1
Total deferments to total loans and leases, excluding PPP	0.8%	0.9%	1.7%	1.9%